Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of January 25, 2007 (this “Agreement”), is entered into by and between Zone Mining Limited, a Nevada corporation (the “Company”), and James G. Clark (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into an agreement to provide for the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the success of the business of the Company is dependent on the goodwill established by the Executive with the Company’s customers and the public generally.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

Section 1	Position and Duties; Term of Employment.

(a) The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.

(b) During the Employment Term (as defined below), the Executive shall serve as the Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary of the Company and shall have the usual and customary duties, responsibilities and authority of a Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary, subject to the power and authority of the Company’s board of directors (the “Board”). During the Employment Term, the Executive shall render such administrative, financial and other executive and managerial services to the Company and its subsidiaries consistent with the Executive’s position and as may be directed by the Board.

(c) During the Employment Term, the Executive shall report to the Board and shall devote his full business time, attention, skill and best efforts to the performance of his duties under this Agreement (except for permitted vacation periods and reasonable periods of illness or other incapacity) and shall not engage in any other business or occupation while employed by the Company. The Executive shall perform his duties, responsibilities and functions to the Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Company in all material respects. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by the Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(d) During the Employment Term, and at all times during the Executive’s employment with the Company, the Executive will be employed by the Company on an at-will basis, which means that either the Executive or the Company can terminate the employment relationship at any time, with or without notice, and for any reason, with or without good cause, or for no reason.

(e) Unless sooner terminated as provided in Section 4 hereof, the Executive’s employment under this Agreement shall commence as of the Effective Date (as defined below) and will end twelve (12) months from the Effective Date (the “Employment Term”); provided, however, that the Employment Term may be extended for additional twelve (12) month periods upon the mutual written agreement of the Company and the Executive within thirty (30) days of the expiration of the then effective Employment Term.

Section 2	Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary of $200,000 per annum (the “Base Salary”), subject to applicable withholding, which shall be payable by the Company in regular installments in accordance with the Company’s normal payroll practices in effect from time to time.

(b) Bonus. In addition to the Base Salary, the Executive may be eligible to earn a bonus at the discretion of the Board (excluding the Executive if he shall be a member of the Board at such time), based upon meeting certain performance objectives determined by the Board (the “Bonus”), subject to applicable withholding. The Bonus, if any, payable pursuant to this Section 2(b) shall be paid by the Company to the Executive within thirty (30) business days following the determination by the Board of the Executive’s entitlement to any Bonus hereunder.

(c) Benefits. During the Employment Term, the Executive shall be entitled to (i) participate in all benefits and benefit plans which are available from time to time to employees of the Company, subject in each case to the generally applicable terms and conditions of the applicable plan or program and (ii) five (5) weeks of paid vacation each calendar year in accordance with the Company’s policies in effect from time to time. Vacation must be taken at times that will not be disruptive to the business of the Company and in accordance with the Company’s vacation policy in effect from time to time.

(d) Reimbursement of Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable business expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, including cell phone usage related costs, subject to the Company’s requirements with respect to reporting and documenting of such expenses.

Section 3	Payments Upon Termination.

(a) This Section 3 provides for certain payments to the Executive in the event of termination. The provisions of this Section 3 do not in any way affect the Executive’s at-will status as provided in Section 1(e). The Executive is entitled to no other payments or benefits upon termination except as expressly stated in this Section 3. The Executive acknowledges and agrees that he will have no claim for any payments, compensation, benefits or damages, with respect to any additional amounts other than as provided in this Section 3.

(b) Termination by the Company for Cause.

(1)  If the Company terminates the Executive’s employment for “Cause” as defined below, the Executive is entitled to, and the Company will pay to Executive, the following only: (a) the Executive’s Base Salary earned and accrued through the date of termination; (b) all accrued and unused vacation time through the date of termination, and any other form of unused and accrued benefits through the date of termination which under Company policy and/or applicable law must be paid to the Executive upon termination, if any; (c) upon submission of proper proof, any reimbursement for expenses incurred, but not yet paid to the Executive, if any; and (d) any Bonus described in Section 2(b) already earned by the Executive for a prior fiscal year which has closed, to the extent such Bonus has not yet been paid to the Executive, if any; the Executive will have no entitlement to any Bonus for the current fiscal year (i.e., the fiscal year in which the termination occurs) of the Company. (The foregoing items listed in this Section 3(b)(1)(a)-(d) shall be referred to herein as the “Accrued Benefits.”)

(2)  The term “Cause” shall mean, as determined by the Board: (i) the commission by the Executive of an act of theft, fraud, embezzlement, falsification of the Company or customer documents, misappropriation of funds or other assets of the Company, or other acts of dishonesty or misconduct involving the property or affairs of the Company or the carrying out of the Executive’s duties; (ii) the conviction of the Executive (by trial, upon a plea or otherwise) or the admission of guilt by the Executive, of any felony or criminal act of moral turpitude; (iii) the failure by the Executive to substantially perform his duties or responsibilities under this Agreement or follow a reasonable instruction of the Board, provided that if such failure is capable of cure, the Executive is given written notice of any such failure and fails to remedy the same within ten (10) days of receipt of such notice; (iv) if the Executive commits a material breach or material non-observance of any of the terms or conditions of this Agreement or any Exhibit hereto, provided that if such breach or non-observance is capable of cure, the Executive is given written notice of any such breach or non-observance and fails to remedy the same within ten (10) days of receipt of such notice; (v) if the Executive breaches any fiduciary duty to the Company or violates any other contractual, statutory, common law or other legal duty to the Company, in a manner that has a material adverse effect on the Company and/or its subsidiaries or their respective properties or assets; or (vi) gross negligence or willful misconduct by the Executive in the performance of his duties.

(3)  In the event of termination by the Company for Cause, which may occur with or without notice, the Company will inform the Executive in writing that the termination is or was for Cause.

(c) Termination by the Company Without Cause. If the Company terminates the Executive’s employment without Cause, as defined above, the Executive is entitled to, and the Company will pay to Executive, the following only:

(1)  The Accrued Benefits.

(2)  Payments equal to the Executive’s Base Salary for the remainder of the Employment Term, paid in accordance with the Company’s normal payroll practices over the remainder of the Employment Term.

(3)  Through the remainder of the Employment Term or until the date upon which the Executive accepts new employment with health care coverage, whichever is earlier, monthly reimbursements for any payments actually made by the Executive for health insurance, which reimbursements are not to exceed the amount that the Executive would be required to pay under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) if he were to elect to obtain health insurance under COBRA (with the understanding that, during such period, the Executive is free to purchase health insurance under COBRA, to the extent available, or otherwise, or not at all, but that he is entitled only to reimbursement for amounts actually paid by him for health insurance, within the limits stated above) (referred to herein as the “Health Severance”).

(4)  To the extent permissible under the Company’s then current benefit plans, as in effect on the date of such termination, the Company shall provide or arrange to provide the Executive continuation of the Executive’s benefits under those benefit plans for the remainder of the Employment Term.

(5)  The pro rata portion (based on the number of days worked in such year of termination) of any Bonus to which the Executive would have been entitled had he remained employed by the Company at the end of the year in which the Executive is terminated.

The Executive shall only be entitled to receive the severance payments and benefits listed in this Section 3(c)(2)-(5) if the Executive executes, delivers and does not revoke a general release of claims against the Company in the form and substance acceptable to the Company, and continues to adhere to and not breach the provisions of Sections 4 and 5 of this Agreement.

(d) Termination by the Company upon Death or Disability.

(1)  If the Executive’s employment terminates due to his death, or the Company terminates the Executive’s employment due to “Disability” as defined below, the Executive (or his Estate or personal representative, as applicable) is entitled to receive only the Accrued Benefits.

(2)  The term “Disability” shall mean the Executive, due to physical or mental disability, is unable to perform the essential functions of his position with the Company, with or without reasonable accommodation for either (a) the immediately preceding ninety (90) days or (b) one hundred and fifty days in any one year period, in accordance with the Americans with Disabilities Act, the California Fair Employment and Housing Act, and any other disability laws.

(3)  In the event of termination by the Company due to Disability, which may occur with or without notice, the Company will inform the Executive in writing that the termination was due to Disability as defined in this Agreement.

(e) Voluntary Termination by the Executive or Expiration. If the Executive terminates his employment for any reason, or if the Agreement terminates pursuant to Section 1(e), the Executive is entitled to receive only the Accrued Benefits.

Section 4	Confidentiality; Exclusive Property.

(a) Confidentiality. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder and his past employment with the Company, he may acquire or has acquired Confidential Information (as defined below) concerning the operations of the Company, its subsidiaries or affiliates, the use or disclosure of which could cause the Company, its subsidiaries or affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or Confidential Information, or any Trade Secret (as defined below), that he may learn or has learned by reason of his association with the Company or any of its subsidiaries or any predecessors to the Business (as defined below), or use any such information to the detriment of the Company or any of its subsidiaries or any of its affiliates. The term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the management of the Company or its subsidiaries with respect to the Company, or its subsidiaries’ or affiliates’ business plans, prospects and opportunities, the identity of customers, vendors, suppliers, distributors or other trade related business relations of the Company or any of its subsidiaries or affiliates (whether past, present or prospective), information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. The Executive understands and agrees that the rights and obligations set forth in this Section 4(a) are perpetual and, in any case, shall extend beyond the Executive’s employment hereunder.

(b) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company and its subsidiaries. All business records, papers and documents kept or made by the Executive relating to the business of the Company and its subsidiaries shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not, without the consent of the Company, retain copies of any written materials not previously made available to the public, including but not limited to records and documents made by the Executive or coming into his possession concerning the past or present business or affairs of the Company or its subsidiaries or its affiliates. The Executive may retain records relating exclusively to the terms and conditions of his employment relationship with the Company. The Executive understands and agrees that the rights and obligations set forth in this Section 4(b) are perpetual and, in any case, shall extend beyond the Executive’s employment hereunder.

Section 5	Trade Secret Protection; Non-Solicitation.

(a) Non-Solicitation of Customers Using Any Trade Secret. Executive hereby acknowledges that, during the course of his employment with the Company, he has had and will have access to the Company’s trade secrets (as defined under the California Uniform Trade Secrets Act, including any customer lists and the rates charged to the Company’s customers (the “Trade Secrets”) which information Executive understands the Company spends and has spent considerable time, expense and effort to develop and keep confidential. In order to protect such Trade Secrets, Executive hereby agrees that during the Employment Term and following the termination of the Executive’s employment, whether initiated by the Executive or the Company, the Executive shall not, either directly or indirectly on behalf of himself or any third party, (i) call on or solicit any present or former customers, clients or other persons from whom the Company or any of its subsidiaries derived any revenue in the course of conducting its business (the “Business”) prior to the date hereof for the purpose of competing with the Business, using any Trade Secret; (ii) solicit any present or future customers, clients or other persons from whom the Company, any of its subsidiaries, the Business or any person deriving title to the goodwill thereof (a “Protected Entity”) derives any revenue, with respect to the Business as conducted by the Company or any Protected Entity on or after the date hereof for the purpose of competing with the Business, using any Trade Secret; (iii) persuade or attempt to persuade, or induce or attempt to induce, any present or future customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company or any Protected Entity to cease doing business or otherwise transacting with the Company or any Protected Entity or to reduce the amount of business or such other transactions it conducts or will conduct with the Company or any Protected Entity, using any Trade Secret; (iv) or otherwise disrupt, damage or interfere in any manner with the business of the Company or any Protected Entity. For purposes of this Section 5(a), any Trade Secret will cease being a Trade Secret if the information is or becomes publicly known through lawful means, or the information is disclosed to the Executive without confidential or proprietary restriction by a third party which third party rightfully possesses the information and which third party did not learn of it directly from the Company.

(b) Non-Solicitation of Employees. During the Employment Term and for a period of one (1) year thereafter, the Executive agrees that he shall not, directly or indirectly through another Person, solicit, induce or attempt to solicit or induce any employee or independent contractor of the Company or any Protected Entity to leave the employ, or terminate his or her relationship with the Company or any Protected Entity, or in any way interfere with the relationship between the Company or any Protected Entity, on the one hand, and any employee or independent contractor thereof, on the other hand.

Section 6	Injunctive Relief.

The Executive hereby agrees that a violation or attempted or threatened violation of the covenants or other provisions contained in Section 4, Section 5, or any part thereof, will cause irreparable injury to the Company or any Protected Entity and the prospective business of the Company or any Protected Entity for which money damages would be inadequate, and that the Company and such Protected Entities shall be entitled, in addition to any other rights or remedies they may have, whether in law or in equity, to obtain an injunction enjoining and restraining the Executive, as applicable, from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in Section 4 and Section 5.

Section 7	Non-Disparagement.

The Executive agrees that following the Employment Term he will not make any statement that is likely to come to the attention of any (a) customer, vendor, supplier, distributor or other trade related business relation of the Company or any of its subsidiaries or affiliates (whether past, present or prospective), (b) employee of the Company or any of its subsidiaries or affiliates, or (c) any member of the media, which statement is disparaging about the Company or any of its subsidiaries or affiliates or their respective officers, directors or employees. Nothing herein will prevent the Executive from responding truthfully to any inquiry from a governmental entity.

Section 8	Inventions Assignment.

(a) The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company and its subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Term) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). The Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. The Executive has identified all Work Product that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to his employment under this Agreement. If no such Work Product is identified, the Executive represents to the Company that he does not now nor has he ever owned, nor has he made, any such Work Product.

(b) The Executive understands that the provisions of this Agreement requiring assignment of intellectual property to the Company as provided in this Section 8 do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870. The Executive will advise the Company promptly in writing of any inventions that he believes meet the criteria in California Labor Code Section 2870. The Executive understands that Section 2870 provides:

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

Section 9	Withholding Tax.

The Company shall be entitled to deduct or withhold from any payment made hereunder all federal, state and local taxes which the Company is required by law to deduct or withhold therefrom.

Section 10	Notices.

All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party on the date delivered when delivered personally (by courier service or otherwise), when delivered by facsimile during regular business hours or on the next business day or on the date receipt is acknowledged if sent by first-class registered or certified mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below; provided that delivery shall be deemed complete when delivered to the address designated below (or such other address as such party may indicate in writing to the other party):

If to the Company:

Zone Mining Limited
111 Presidential Blvd., Suite 165
Bala Cynwyd, PA 19004
Attention: Chairman of the Board
Telephone: (610) 771-0680
Telecopy:
If to the Executive:

James G. Clark
Post Office 675940
Rancho Santa Fe, California 92067
Telephone: (619) 871-6001
Facsimile: (760) 476-0772

Section 11	Warranties and Covenants.

The Executive warrants, represents and covenants to the Company as follows:

(a) the Executive is free to enter into this Agreement and to perform the services contemplated herein.

(b) the Executive is not currently (and will not, to the best knowledge and ability of the Executive, at any time during the Employment Term be) subject to any agreement, understanding, obligation, claim, litigation or condition from any prior company or otherwise, which, with respect to any third party, obligates the Executive to not (i) engage in (whether as an the Executive, consultant, agent, proprietor, principal, partner, major shareholder, corporate officer, director or otherwise) the management or control of any person, firm, corporation or business that competes with such third party’s business; (ii) directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away or hire any then employee of such third party or cause any then employee of such third party to leave his or her employment either for employment with the Executive or with any other entity or person; (iii) directly or indirectly, or by action in concert with others, call on, solicit or take away, or attempt to call on, solicit or take away, any of the customers of such third party, either for the benefit of the Executive or any other person or entity or (iv) disclose any confidential information of such third party or use such confidential information for any purpose adverse to such third party.

(c) No intellectual property written, composed, created or submitted by the Executive at any time during the Executive’s employment by the Company shall, to the best of the Executive’s knowledge violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any person or the Company.

Section 12	Executive’s Cooperation

During the Employment Term and thereafter, the Executive shall cooperate, at the Company’s cost and expense (which shall consist solely of travel, lodging, meals and a reasonable per diem for lost time if the Executive is not an employee of the Company or any of its subsidiaries), with the Company and any of its subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

Section 13	Entire Agreement.

This Agreement represents the entire agreement and understanding between the Company and the Executive concerning the Executive’s employment relationship with the Company, and supersedes, terminates and nullifies all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including without limitation any prior agreement with the Company. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

Section 14	Amendment and Waiver.

No provision of this Agreement may be amended, modified, waived, or discharged unless agreed to in writing by both parties hereto. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

Section 15	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

Section 16	Dispute Resolution

Any dispute between the Executive and the Company arising from or relating to this Agreement (including but not limited to claims relating to the Executive’s recruitment, termination or any claims regarding discrimination), other than arising from or relating to Section 4 or Section 5 hereof to the extent permitted by applicable law, shall be finally resolved by expedited binding arbitration, conducted in San Diego, California, in accordance with the National Rules of the American Arbitration Association governing employment disputes and applicable California law. The arbitration will take place before a neutral arbitrator who will set forth a written arbitration decision. The Company agrees to pay the fees and expenses relating to the arbitration, except those related to the Executive’s legal fees and costs associated therewith. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees and costs to the prevailing party, under the standards for an award of fees provided by law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, pursuant to California Code of Civil Procedure Section 1281.8. The rights and remedies provided in this Agreement are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

Section 17	Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, prohibition or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18	Enforceability in Jurisdictions.

Each party intends to and does hereby confer jurisdiction to enforce the covenants and other provisions contained in this Agreement upon the courts of any jurisdiction within the geographic scope of such covenants or other provisions. If the courts of any one or more of such jurisdictions holds such covenants or other provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each party that such determination not bar or in any way affect the rights of the Company or the Protected Entities (if any) to relief in the courts of any other jurisdiction within the geographic scope of such covenants or other provisions, as to breaches of such covenants or other provisions in any such other jurisdiction, such covenants or other provisions as they relate to each jurisdiction and geographic location being, for this purpose, severable into diverse and independent covenants and other provisions.

Section 19	Survival of Obligations.

All continuing obligations of the Executive under this Agreement, including without limitation, the provisions of Section 4, Section 5, Section 7 and Section 8 of this Agreement shall survive the termination of the Executive’s employment.

Section 20	Successors and Assigns.

This Agreement may not be assigned by the Executive, provided that the Executive’s rights to payments hereunder shall, upon his death, inure to the benefit of the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company¸ and in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

Section 21	Acknowledgment.

The Executive acknowledges that he has had the opportunity to discuss this matter and this Agreement with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Section 22	Construction; Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All recital, section, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

Section 23	Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above:

ZONE MINING LIMITED	EXECUTIVE
a Nevada corporation

By: /s/ Stephen P. Harrington	By: /s/ James G.Clark
STEPHEN P. HARRINGTON Chairman of the Board	JAMES G. CLARK

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